Exhibit 10.1

October 2, 2023

Joe Mirisola

Re: Separation Agreement

Dear Joe:

This letter agreement (“Agreement”) sets forth the terms regarding the cessation of your employment with Definitive Healthcare, LLC (the “Company”). The effective date of cessation (i.e., your last day of employment) is the earlier of the Early Cessation Date (as defined below) or December 31, 2023 (with such effective date of cessation referred to as the “Separation Date”).

1.Full-Time Transition Period. The period between today and December 31, 2023 (subject to earlier termination pursuant to Paragraph 3 below) is the “Full-Time Transition Period.” During the Full-Time Transition Period, you will continue to be employed by the Company on a full-time basis and you will continue to receive your current base salary. During the Full-Time Transition Period, in addition to fulfilling your job duties, you agree to use your best efforts to assist with the smooth transition of your responsibilities.

2. Resignation. You hereby resign, effective as of the Separation Date, from your employment with the Company and from any officer positions that you hold with the Company, Definitive Healthcare Corp. ("Pubco"), or any of their respective subsidiaries and affiliates (collectively, the “Company Group”), and you agree to execute any documents reasonably requested by the Company in order to effectuate such resignations. In addition, and without limiting the foregoing, if requested by the Company or Pubco that you resign from or modify the scope of any officer or director positions with any member of the Company Group prior to your Separation Date (but, for the avoidance of doubt, without terminating your employment with the Company prior to the Separation Date) then you agree to execute any documents reasonably requested by the Company in order to effectuate such resignations or changes. As of the Separation Date, you shall have no further employment relationship with the Company Group.

3. Early Cessation Date. Upon written notice to you, the Company may terminate your employment prior to the December 31, 2023 (the “Early Cessation Date”), for any of the following reasons: (1) if you do not sign this Agreement and return it to the Company on or before 21 days from today, or if you revoke your acceptance of this Agreement within 7 days after you sign it, each in accordance with Paragraph 24 below; (2) if you voluntarily resign from your employment with the Company; (3) if you fail to comply with the terms and conditions of this Agreement, including Paragraphs 1 and 2 above; or (4) both you and the Company mutually agree to end your employment prior to December 31, 2023.

4. Accrued Compensation. Payment of your salary will cease as of the Separation Date. On the Separation Date, the Company will pay to you all of your accrued salary and unused vacation time through the Separation Date, subject to standard deductions and withholdings.

5. Contingent Non-Equity Severance Benefits. In exchange for your obligations and promises in this Agreement, the Company is offering you the following severance benefits, for which you would not be eligible but for your signing this Agreement and not revoking it within the timeframe set forth below and complying with all of its terms:

(a)
Salary continuation for nine (9) months at the same base salary rate you were receiving as of the Separation Date, less applicable withholdings and deductions, payable in a lump sum on the Company’s next regularly scheduled payroll date following the Effective Date of this Agreement, as defined in Paragraph 24 below.

(b)
You will be eligible to receive a cash bonus for 2023 (“Bonus”), based on the Company achieving specified performance targets and other requirements which will be determined reasonably and in good faith by the Company’s CEO and the Compensation Committee of the Board of Directors, which targets and requirements will be applied equally to the calculation of 2023 bonuses, if any, payable to the Company’s executive team. Any Bonus will be paid to you, less applicable deductions and withholdings, at the same time as any 2023 bonuses are paid to the Company’s executive team.
(c)
Should you timely elect and be eligible to continue receiving group medical insurance pursuant COBRA, the Company will, for a period of nine (9) months, pay the entire amount of the premiums for such coverage or until such earlier time as you become eligible for coverage through another employer. After the 9-month period (or until such earlier time as you become eligible for coverage through another employer) during which the Company will pay the premiums, you will be eligible to continue coverage for the remainder of your legally required COBRA period, but the continuation of this remaining coverage will be at your expense.
(d)
The Company will provide you with six (6) months of outplacement assistance with the Company’s provider, at the Company’s expense, to be used within twelve (12) months of your departure.

The benefits described in subparagraphs 6.a-6.d. are collectively referred to as the “Non-Equity Severance Benefits.”

The Non-Equity Severance Benefits will be provided to you by the Company if and only if you:

i. sign this Agreement and return it to the Company in accordance with Paragraph 24 below, no later than 21 days after receipt of the Agreement;

ii. do not revoke your acceptance of this Agreement within the timeframe and otherwise in accordance with the terms set forth in Paragraph 24(a) below;

iii. unless mutually agreed to by the Company, do not voluntarily terminate your employment with the Company before December 31, 2023; and

iv. comply with all of the terms of this Agreement.

6. Contingent Equity Severance Benefit. Any incentive compensation award you received from Pubco, the Company or one of their affiliated entities before the Separation Date is subject to and governed by the plan document and grant agreement under which the award was granted. This includes (i) (A) the AIDH TopCo, LLC to the AIDH Topco, LLC Class B Unit Grant Agreement dated April 21, 2021, and (B) AIDH Management Holdings, LLC to the AIDH Management Holdings, LLC Class B Unit Grant Agreement April 21, 2021 (collectively, the “MIU Award Agreements”); and (ii) the Restricted Stock Unit Award Agreement you signed on October 21, 2021 (“RSU Agreement” and, together with the MIU Award Agreements and any other equity-based award you may have received from Pubco, the Company or one of their affiliated entities before the Separation Date, the “Equity Awards”), the AIDH Topco, LLC 2019 Equity Incentive Plan and the Definitive Healthcare Corp. 2021 Equity Incentive Plan (as applicable).

Up to the Separation Date, the Equity Awards shall continue to vest subject to the terms of the underlying existing awards agreements and equity incentive plans and subject to your continued service through such date with the Company.

In exchange for your obligations and promises in this Agreement, the Company is offering you the following benefit related to the Equity Awards (the “Equity Severance Benefit”) for which you would not be eligible but for your signing this Agreement and not revoking it within the timeframe set forth below and complying with all of its terms:

As of the Separation Date, the vesting of your Equity Awards will be accelerated as follows:

Any shares of Pubco stock that vest pursuant to this paragraph shall be settled and issued and delivered to you promptly, and in any event no later than 30 business days after the Separation Date, and such shares shall be subject to applicable tax withholding. To the extent that the Company is unable or does not fully withhold all required withholding tax on your behalf via net share issuance or otherwise, you shall be responsible for the payment or reimbursement necessary to satisfy such amounts. With respect to LLC units that result from the vesting of the awards under the MIU Award Agreements pursuant to this paragraph 7. You acknowledge that, as of the Separation Date, and after application of the acceleration set forth in this paragraph (subject to the terms and conditions set forth in this Agreement), you will have vested into the number of shares or other equity instruments subject to any Equity Awards and no more.

Award	Grant Date	Remaining Unvested Shares or Units as of December 31, 2023	Additional Shares/Units Accelerated
Management Incentive Units under the AIDH Topco, LLC 2019 Equity Incentive Plan	9/18/2019	32,066	32,066
Restricted Stock Units under the Definitive Healthcare Corp. 2021 Equity Incentive Plan	9/14/2021	Time-Based: 24,914	10,677
		Performance-Based: N/A	N/A
	2/16/2023	Time-Based: 136,640	59,780
		Performance-Based (at Target): 45,547	0
Total Accelerated:			102,523

The Equity Severance Benefit will be provided to you by the Company if and only if you:

i. sign this Agreement and return it to the Company in accordance with Paragraph 24 below, no later than 21 days after receipt of the Agreement;

ii. do not revoke your acceptance of this Agreement within the timeframe and otherwise in accordance with the terms set forth in Paragraph 24(a) below;

iii. unless mutually agreed to by the Company, do not voluntarily terminate your employment with the Company before December 31, 2023;

iv. sign the Post-Separation Release Agreement attached hereto as Exhibit A (the “Post-Separation Release”) no earlier than your Separation Date and return it to the Company no later than twenty-one days (21) thereafter in accordance with paragraph 24(b); and

v. comply with all of the terms of this Agreement.

Together, the Non-Equity Severance Benefits and the Equity Severance Benefit are referred to as the “Severance Benefits.”

7. Return of Company Property. You must return by the close of business on the Separation Date, all property and documents of the Company Group in your possession, custody or control, including, without limitation, all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents containing any Confidential Information (as defined in Assignment of Inventions, Non-Disclosure and Non-Competition Agreement, dated February 11, 2015, between you and the Company (the “Confidentiality Agreement”)) or otherwise concerning the Company Group’s customers, business plans, marketing strategies, products or processes, any Company Group-owned or issued cell phone, computer, tablet, printer, keyboard, mouse, monitor, laminator, customer gifts, marketing materials, stationery, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, portable media and devices (such as flash drives, external hard drives, CDs, and DVDs) and any other physical or personal property which you obtained in the course of your employment by the Company, and you further agree not to retain copies of any such documents of the Company Group in any form, excluding publicly available documents and documents relating directly to your own compensation and employee benefits. You also represent that, to the extent you have possession or control of any electronic documents which contain any information relating to the business of the Company Group, you have identified such documents to the Company and delivered an identical copy of any or all such documents to the Company, and will follow the Company’s instructions regarding the permanent deletion of any or all such documents, or the preservation of any or all such documents for any potential use by the Company Group in the future.

8 . Assignment of Inventions, Protection of Confidential Information and Restrictive Covenant. The terms of your Confidentiality Agreement are hereby incorporated by reference, however, you further agree to the following provisions, to the extent they are more restrictive than any in your previously executed Confidentiality Agreement:.

8.1 Assignment of Inventions.

(a) You shall make full and prompt disclosure to the Company of all inventions, designs, devices, improvements, discoveries, methods, developments, products, processes, techniques, formulas, compositions, compounds, software, works of authorship, any copyrightable work, all ideas for trademarks, trade names and the like, whether patentable, registrable, copyrightable or not, or any other forms of Confidential Information (as defined herein) relating directly or indirectly to the Company’s business as now or hereinafter conducted, which are generated, authored, contributed, created, made, conceived or reduced to practice by you or under your direction or jointly with others during your employment with the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) You acknowledge that all Developments are the exclusive property of the Company and hereby assign (and agree to assign when created) to the Company (or any person or entity designated by the Company) all of your right, title and interest in and to all Developments (in all phases of development and when and as they are completed) and all related patents, patent applications, copyrights and copyright applications. Without limiting the foregoing, you expressly agree that all of your developments (prepared in whole or in part by you) capable of protection under copyright laws shall be deemed and are “works made for hire” under Section 201(b) the 1976 Copyright Act, as amended, and all international copyright conventions and foreign laws, and any successor laws thereto, including, but not limited to, the Convention for the Protection of Literary and Artistic Works (at Berne, Switzerland) and all acts, protocols and revisions thereto, and that the Company shall own all of the exclusive rights to such Developments.

(c) You agree to cooperate fully with reasonable requests by the Company with respect to the procurement, maintenance and enforcement of patents, trademarks and copyrights (both in the United States and foreign countries) relating to Developments. You shall sign all papers, including, without limitation, copyright applications, patent applications, trademark or service mark applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. You hereby irrevocably authorize, empower and appoint the Company as your attorney-in-fact, with full power of substitution and delegation, in your name, place and stead, to take and do such actions, and to make, sign, execute, acknowledge, deliver and record any and all instruments or other documents which the Company may, from time to time, deem necessary to vest, secure, confirm, acknowledge and/or record in the Company, its successors, assigns and licensees, any of the rights granted by you to the Company hereunder, including, but not limited to, copyright registration documents.

8.2 Confidential Information. You acknowledge that in the course of your employment at the Company, you have had access to certain confidential information and trade secrets relating to the business affairs of the Company, including but not limited to i) inventions, devices, methods, processes, techniques, formulas, compositions, compounds, projects, developments, plans, whether patentable or unpatentable and whether or not reduced to practice, (ii) products and services, (iii) fees, costs and pricing structures, (iv) designs, analysis, drawings, photographs and reports, (v) computer software, including operating systems, applications and program listings, (vi) flow charts, manuals and documentation, (vii) data bases, including research data, clinical data, financial data, and personnel data, (viii) accounting and business methods and models, (ix) customers and clients and customer or client lists, (x) copyrightable works, (xi) all technology and trade secrets, and (xii) all similar and related information in whatever form (collectively, “Confidential Information”). You agree to maintain the confidentiality of the Confidential Information and not disclose it to any third party. Unless, until (and then, only to the extent) that the Company publicly discloses the terms of this Agreement with the Securities and Exchange Commission, you further agree to maintain the terms of this Agreement confidential unless otherwise required by law; provided, however, that you may disclose the terms of this Agreement to your spouse and immediate family members living in the same house and to your and your spouse’s attorneys, accountants, financial or tax advisors, as permitted in Sections 9(c) and 10.

8.3 Non-Solicitation.

(a) Non-Solicitation of Customers. You agree that for a period of twenty-four (24) months from the Separation Date, you will not compete for, or engage in the solicitation of, any customer of the Company, or any person or entity that you have, during the twenty-four (24) months immediately preceding the Separation Date, solicited or serviced on behalf of the Company or that has been so solicited or serviced, during such period, by any person under your supervision.

(b) Non-Solicitation of Employees. You agree that for a period of twenty-four (24) months from the Separation Date, you will not, on behalf of yourself or any competitor of the Company, hire, solicit or engage or attempt to hire, solicit or engage any individual who was an employee of the Company at any time during the twenty-four (24) months immediately prior to the Separation Date.

9. General Release and Covenant Not to Sue.

(a) Release and Covenant Not to Sue. Except as specifically set forth in this Agreement, in consideration and exchange for the Severance Benefits set forth above and other good and valuable consideration described herein, you, on behalf of yourself, your heirs, next of kin, executors, administrators, agents, representatives, attorneys and assigns, knowingly and voluntarily forever release and discharge the Company, and its respective past and present affiliates, subsidiaries, parent companies, predecessors, successors and assigns, and its and their respective past and present officers and, directors, employees, attorneys, fiduciaries, insurers, representatives and agents, both individually and in their business capacities (collectively, the “Releasees”), of and from, and waive any rights in and to, all claims, complaints, demands, contracts, grants, lawsuits, causes of action or expenses of any kind (including attorney’s fees and costs), (collectively, “Claims”), whether known or unknown, that you now have or ever had against the Releasees or any of them up to your signing this Agreement, including but not limited to Claims related to or arising from your employment with the Company and/or the termination thereof; Claims arising under common law; Claims for breach of contract and in tort; Claims for unpaid compensation, unpaid bonuses, equity or any employee benefits; Claims for attorney’s fees and costs; and Claims arising under federal, state or local labor law, employment laws and laws prohibiting employment discrimination (based on age, gender, race, religion, national origin, sexual orientation, disability, veteran status and other protected classes), including but not limited to: Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Families First Coronavirus Response Act (“FFCRA”), the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Overtime Law, the Massachusetts Weekly Payment of Wages Act, and the Massachusetts Earned Sick Time Law, or any other federal, state or local laws, regulations, rules, ordinances or orders related to employment or termination thereof, each as amended, and all related regulations, rules or orders, and similar federal, state or local statutes, regulations, rules or ordinances, including but not limited to the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, the Massachusetts Weekly Payment of Wages Act, Massachusetts Equal Pay Act, each as amended. You further covenant not to sue the Releasees, or any of them, for any Claims described above. For avoidance of doubt, this means that you have released the Releasees from liability from any Claims, and additionally, separately agree not to commence any legal action for any Claims described above. You understand that the release contained herein is a GENERAL RELEASE and acknowledge that the Severance Benefits and other benefits in this Agreement are sufficient consideration for your obligations and release in this Agreement. Notwithstanding the foregoing, this Release does not include, and you do not release and specifically reserve the following claims: i) continuation of existing participation in Company-sponsored group health benefit plans under COBRA; (ii) any benefit entitlements vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan; (iii) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (iv) your rights to defense and indemnification for any claim made directly against you by a third party for conduct during your employment with the Company, under applicable by-laws, common law, or any applicable contract of insurance; and (v) rights to enforce this Agreement.

(b). Acknowledgements. You acknowledge that with your final paycheck, you will have been paid any and all wages (including all base compensation and, if applicable, any and all overtime, commissions and bonuses) to which you are or were entitled by virtue of your employment with the Company, and that you are unaware of any facts or circumstances indicating that you may have an outstanding claim for unpaid wages, improper deductions from pay, or any violation of the Massachusetts Weekly Payment of Wages Act, or any other federal, state or local laws, regulations, rules, ordinances or orders that are related to payment of wages. You acknowledge that you have not suffered an injury in the workplace which has not been reported to the Company and are not aware of any facts or circumstances that would give rise to a claim that you suffered a workplace injury. You acknowledge that you have received any leaves of absence and any reasonable accommodations to which you were entitled under the Family and Medical Leave Act, the Americans with Disabilities Act, the FFCRA, the Massachusetts Domestic Violence Leave Act, the Massachusetts Earned Sick Time Law, the Massachusetts Small Necessities Leave Act, the Massachusetts Parental Leave Act, or any other laws, regulations, rules or ordinances relating to medical leaves and accommodations and are not aware of any facts or circumstances that would give rise to a claim that you were denied any rights under such laws, regulations, rules or ordinances.

(c). Excepted Activity. Nothing in this Agreement shall prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or with any other federal, state or local government agency, including the National Labor Relations Board (“NLRB”) or from participating in an investigation or proceeding of the EEOC or other federal, state or local government agency, including the NLRB. Nothing in this Agreement shall otherwise prohibit you from engaging in activities protected by the National Labor Relations Act (“NLRA”), notwithstanding the foregoing if you file charges or participate in any investigation or proceeding before any such government agency, to the fullest extent permitted by law, you waive the right to any personal monetary recovery or other personal relief should the EEOC or any other federal, state or local government agency pursue any class or individual charges in part or entirely on your behalf, on the basis that any such Claims have been fully and completely satisfied by the payments you are receiving under this Agreement.

10. Protected Activities. You acknowledge that neither this Agreement nor any other agreement or policy of the Company or its affiliates shall be construed or applied in a manner which limits or interferes with your right, without notice to or authorization of the Company to communicate and cooperate in good faith with a government agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any government agency, including by providing documents or other information, (iii) filing a charge or complaint with a government agency or (iv) otherwise engage in any activities protected by the NLRA. Additionally, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) in court proceedings if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to your attorney in such lawsuit, provided that you must file any document containing the trade secret under seal, and you may not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, in accordance with the standards set forth in 17 C.F.R. § 240.21F-4(b)(4), you shall not be authorized to make any disclosures as to which the Company and/or its affiliates may reasonably assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of an authorized officer designated by the Company, provided, however, that you may, without authorization from the Company, disclose information to a government agency to the extent permitted under 17 C.F.R. § 205.3(d)(2), applicable state attorney conduct rules, or any other law or regulation permitting disclosure of such otherwise privileged communications.

11. Non-Disparagement: Subject to your rights in sections 9 and 10, you will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, negative to or in disparagement of the Company Group, or any of their respective directors, officers, or employees (each, a “Company Party”) or take any other action that may disparage any Company Party to the general public. The Company shall instruct those of its officers and other employees whom it informs of the terms of this Agreement not to disparage you. In the event that the Company’s Human Resources Department receives an inquiry regarding your employment, a representative of the Company’s Human Resources Department shall respond by confirming your dates of employment, position held with the Company, and stating that it is Company’s policy not to divulge any further information. Notwithstanding anything in this provision to the contrary, you and the Company may accurately and fully respond to any question, inquiry, or request for information when required by legal process.

12. Acknowledgments. You acknowledge that you were an employee at-will, that the Company does not need any reason to terminate your employment. You understand and agree that by entering into this Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

13. Advice of Counsel. You are advised to consult with an attorney before signing this Agreement.

14. Third Party Beneficiaries. You agree that the affiliates of the Company shall be third party beneficiaries of your obligations under this Agreement that are applicable to such affiliates.

15. No Admission of Wrongdoing: Neither by offering to make nor by making this Agreement does either party admit any failure of performance, wrongdoing, or violation of law.

16. Entire Agreement; Amendments; Successors and Assigns. This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by the Company or the termination of your employment, provided, however, that Paragraphs 5 -7, 13, 15 and 19-23 of the Employment Agreement shall continue in full force and effect after the Separation Date. This Agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company. This Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company. You acknowledge that in entering into this Agreement, you are not relying upon any representation that is not specified in this Agreement, including without limitation any representations concerning future employment or additional payments.

17. Severability. Should any provision of this Agreement be declared or be determined by a Massachusetts court to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby. Such illegal or invalid provision shall be deemed not to be part of this Agreement.

18. Governing Law: Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its choice of law rules. Any action or proceeding by either you or the Company to enforce this Agreement shall be brought in any state or federal court in Middlesex or Suffolk County, Massachusetts. You and the Company hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

19. Waiver of Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, YOU AND THE COMPANY SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. IN ADDITION, YOU SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION WITH RESPECT TO ANY DISPUTE.

20 Voluntary Agreement. You acknowledge that before entering into this Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice. You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein. You further acknowledge that you have read this Agreement and understand all of its terms, including the waiver and release of claims set forth in Paragraph 10 above.

21. Counterparts: This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

22. Cooperation. After the Separation Date, you agree to cooperate reasonably with the Company with respect to all matters arising during or related to your employment, including, but not limited to, all matters (formal or informal) in connection with any litigation (potential or ongoing) or other proceeding which may have arisen prior to or which may arise following the signing of this Agreement.

23. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company and its affiliates make no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company or its affiliates be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

24. Opportunity to Consider and Right to Revoke

(a) You have twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the Company. You may choose to accept this Agreement sooner than the twenty-one (21) days provided. If you do not sign and return this Agreement to the Company, by delivering it by Federal Express or email, to Craig Hazenfield, Chief People Officer, Definitive Healthcare, LLC, 492 Old Connecticut Path, Framingham MA 01701, craig.hazenfield@definitivehc.com by the end of that twenty-one (21) day period, the offer of Severance Benefits described above will expire. You have the right to revoke this Agreement within seven (7) days of the date you sign it. Unless you revoke your acceptance within seven (7) days of signing this Agreement, the eighth day after the Company receives a signed copy of this Agreement shall be deemed the effective date of this Agreement. To be effective, any revocation hereunder must be in writing, delivered by Federal Express or email, and received by Tom Penque, Chief Talent Officer, Definitive Healthcare, LLC, 492 Old Connecticut Path, Framingham MA 01701, tpenque@definitivehc.com. You agree that any changes or revisions to this Agreement, whether material or not, made prior to its execution by you will not restart the review period for this Agreement.

(b) You have twenty-one (21) days from the Separation Date in which to consider and accept the terms of the Post-Separation Release, attached hereto as Exhibit A, by signing and returning it to the Company. You may choose to accept the Post-Separation Release sooner than the twenty-one (21) days provided. If you do not sign and return the Post-Separation Release to the Company, by delivering it to Craig Hazenfield, Chief People Officer, Definitive Healthcare, LLC, 492 Old Connecticut Path, Framingham MA 01701, craig.hazenfield@definitivehc.com by the end of that twenty-one (21) day period, the offer of Severance Benefits described above will expire. You have the right to revoke the Post-Separation Release within seven (7) days of the date you sign it. Unless you revoke your acceptance within seven (7) days of signing the Post-Separation Release, the eighth day after the Company receives a signed copy of the Post-Separation Release shall be deemed the effective date of the Post-Separation Release. To be effective, any revocation hereunder must be in writing, delivered by Federal Express or email, and received by Craig Hazenfield, Chief People Officer, Definitive Healthcare, LLC, 492 Old Connecticut Path, Framingham MA 01701, craig.hazenfield@definitivehc.com

Please acknowledge your acceptance of the terms of this Agreement signing below.

Very truly yours,

Definitive Healthcare, LLC

/s/ Robert Musslewhite

By: Robert Musslewhite, CEO

I have read and understood all of the terms of this Agreement. I have been advised to consult with an attorney. I hereby agree to the terms and conditions set forth above. I intend that this Agreement become a binding agreement between Definitive Healthcare, LLC and me.

/s/ Joseph Mirisola

Joe Mirisola

Dated: October 2, 2023

EXHIBIT A

POST-SEPARATION RELEASE OF CLAIMS

This Release of Claims (“Release”) is being executed by Joe Mirisola on the date set forth below.

For the consideration provided to me by Definitive Healthcare, LLC (the “Company”) under that certain letter agreement dated ___________ ___, 2023 between me and the Company (the “Separation Agreement”), I hereby agree as follows:

1. Release and Covenant Not to Sue. I hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, managers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that I have ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to my employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 626 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage and Hour Laws, Mass. Gen. Laws chs. 149 and 151 (which laws provide, among other things, that employees are entitled to payment of their wages within specified time frames; that certain classes of employees are entitled to overtime pay, for work in excess of 40 hours per week, at the rate of one and a half times their base rate of pay; and that workers may not be classified as independent contractors unless certain criteria are met), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 1l H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1 C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of my employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. I separately agree not to commence any legal action for any claims described above. I understand that the release contained herein is a general release and acknowledge that the consideration in the Separation Agreement is sufficient consideration for this Release.

b. Excepted Activity. This release does not apply to: (a) enforcement of the terms of this Agreement; (c) any claims to workers’ compensation benefits; (d) any claims for unemployment benefits; (e) any claims that may not be released by applicable law; and (f) any monetary award for any legally protected provision of information to any federal, state or local government agency (collectively, “Government Agencies”) under any so-called “whistleblower” law. Nothing in this Agreement shall prohibit me from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or with any other federal, state or local government agency, including the National Labor Relations Board (“NLRB”) or from participating in an investigation or proceeding of the EEOC or other Government Agency, including the NLRB; provided that, if I file charges or participate in any investigation or proceeding before any such Government Agency, to the fullest extent permitted by law, I waive the right to any personal monetary recovery or other personal relief should the EEOC or any Government Agency pursue any class or individual charges in part or entirely on my behalf, on the basis that any such claims have been fully and completely satisfied by the payments I am receiving under the Separation Agreement.

I have read and understood all of the terms of this Release. I have been advised to consult with an attorney. I hereby agree to the terms and conditions of this Release.

_By: _______________________________